UNITED SHIPPING & TECHNOLOGY, INC. ("COMPANY")
                        STOCK RESTRICTION AGREEMENT



                                                        September 1, 2000

TH Lee.Putnam Internet Partners, L.P.
200 Madison Avenue
Suite 1900
New York, New York  10016

Dear Sirs:

         The undersigned understands that TH Lee.Putnam Internet Partners, L.P. ("TH Lee") and other of its affiliated parties (together, the "Purchasers") intend to enter into a Securities Purchase Agreement (the "Agreement"), to purchase certain shares of Series C Convertible Preferred Stock of the Company (the "Preferred Stock").

         To induce the Purchasers to enter into the Agreement and purchase the Preferred Stock, the undersigned hereby agrees that until one or more of the following events occur (together the "Conditions" and each a "Condition"):

(i) The Company achieves three (3) consecutive months of positive consolidated EBITDA (as that term is defined in the Credit Agreement by and between General Electric Credit Corporation and UST Delivery Systems, Inc. dated as of September 24, 1999), or 180 days following the date of the first issue of the Preferred Stock, whichever is the later; or

(ii)     The undersigned suffers death or permanent disability; or

(iii) The undersigned's employment with the Company is terminated for any reason; or

(iv) The Company undergoes a Change of Control (as that term is defined in the Certificate of Designation filed with respect to the Preferred Stock as of the date hereof); or

(v) The average traded Market Value (as that term is defined in the Purchase Agreement), over any three consecutive trading days, of the Preferred Stock held by the Purchasers is less than $1,000,000,

the undersigned will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of his shares of Common Stock or other capital stock of the Company (the "Stock") or any securities convertible into or exercisable or exchangeable for such Stock, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (collectively, the "Undersigned's Shares"), or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock, whether any such transaction described above is to be settled by delivery of Stock or other securities, in cash or otherwise (the "Sale Restrictions"), provided that with respect to any event set forth in paragraphs (ii), (iii) and (iv) above, the Sale Restrictions shall continue to apply until 90 days following the date of such event.

         This Stock Restriction Agreement shall become effective on the date hereof and shall automatically terminate upon the Condition being satisfied.


                                          Very truly yours,


                                          -----------------------
                                          (Name)


                                          -----------------------
                                          (Address)